Exhibit 99

News Release

MEADWESTVACO CORPORATION
One High Ridge Park
Stamford, Connecticut 06905

Media contact:	Investor Relations contacts: contacts:
Robert G. Crockett	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7583	tel 203 461 7616	tel 203 461 7543

FOR IMMEDIATE RELEASE

 MeadWestvaco Promotes James A. Buzzard to President and Cynthia A. Niekamp to Senior Vice President and Chief Financial Officer Daniel J. McIntyre Joins as Vice President, Communications

STAMFORD, CONN., April 28, 2003 - MeadWestvaco Corporation (NYSE: MWV) today announced the promotions of James A. Buzzard to the newly created position of president and Cynthia A. Niekamp to the position of senior vice president and chief financial officer.

As president, Mr. Buzzard, 48, will have direct responsibility for the general operations of MeadWestvaco, including Packaging, Coated and Specialty Papers, Consumer and Office Products, Specialty Chemicals, Forestry and Technology.  An initial priority will be enhancing the competitiveness of MeadWestvaco's Coated Papers business.

Prior to his promotion, Mr. Buzzard was executive vice president overseeing the merger integration and the Consumer and Office Products group.  Mr. Buzzard is a 25-year veteran of the company, beginning with Westvaco Corporation, where he had successive operational and sales responsibilities, ultimately leading Westvaco's Fine Papers Division.

As senior vice president and chief financial officer, Ms. Niekamp, 43, will be responsible for all aspects of financial management and reporting, including financial planning, treasury, asset and liability management and investor relations.  She also will continue to oversee Corporate Strategy.  Ms. Niekamp succeeds Karen R. Osar, who has resigned to pursue other interests. Ms. Osar has agreed to advise the company on a consulting basis for a transition period.

Ms. Niekamp, currently a senior vice president of MeadWestvaco, has been responsible for Corporate Strategy, Specialty Chemicals and Specialty Papers.  Ms. Niekamp has been with the company for eight years, beginning with The Mead Corporation where she was responsible for Corporate Strategy and Planning and became president of the Mead Specialty Paper division.

Daniel J. McIntyre, 48, joins MeadWestvaco as vice president, Communications.  He will be responsible for all aspects of the company's communications, including public relations and internal communications.  Prior to joining MeadWestvaco, he was vice president, Public Policy at Pharmacia Corporation, which recently was acquired by Pfizer Inc.

Ian W. Millar, 52, executive vice president with responsibility for the Papers Group, has elected to leave the company.  He has agreed to assist the company in assuring an effective transition.

"These new appointments are designed to ensure that our organization is most effectively aligned to realize its full potential," said John A. Luke, Jr., chairman and chief executive officer.  "With the integration substantially completed, we are committed to the effective execution of business strategies that will generate maximum profitability from our world-class business platforms.

"Jim Buzzard has done a superb job overseeing the integration and realizing synergies well above those promised and well ahead of schedule," said Mr. Luke.  "He will now direct his considerable talents to ensuring that our businesses achieve their strategic potential and are managed on the most efficient and cost effective basis in order to enhance our overall profitability.  With Ian Millar's departure from the company, Jim will assume direct oversight for the Papers Group.  One of his key priorities will be to identify a future leader for that business.

 "Cindy Niekamp's outstanding leadership, judgment and financial knowledge were clearly demonstrated in her oversight of our strategic initiatives and our specialty operations," said Mr. Luke.  "As chief financial officer, she is superbly qualified not only to articulate our vision, but also to lead and manage our major financial initiatives.

"Karen Osar has been a tremendous asset to the company and the Board, and we are grateful for her many contributions," said Mr. Luke.  "Karen's careful stewardship of the company's financial responsibilities and her financial expertise in a range of areas greatly contributed to the success of our merger.  She has served with extraordinary dedication and unquestioned integrity.  To ensure we continue to benefit from her knowledge, I have asked Karen, and she has agreed, to continue to work with us to effect a smooth transition.

"Ian has been a superb contributor in bringing the businesses of Mead and Westvaco together," said Mr. Luke.  "He has shown strong leadership throughout the integration and has been a pleasure to work with.  We will miss him.

"Dan is an important addition to our company," said Mr. Luke.  "He brings to our company a wide range of public affairs skills that will increase our capability to tell our story effectively."

Complete biographical information on Ms. Niekamp and Messrs. Buzzard and McIntyre may be found at the Company's website  http://www.meadwestvaco.com/invest/leadership.html.

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five-Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.